Exhibit 10.1

May 6, 2016

Brent Moen

9335 Preston Place

Eden Prairie, MN 55347

Dear Brent,

On behalf of Entellus Medical, I am pleased to extend to you an offer for employment as Chief Financial Officer directly reporting to me, although because of your position, this offer is subject to approval of Entellus Medical’s Board of Directors. You bring a skill set to this company that is essential to achieving our goals and I look forward to your contributions.

In this exempt, full-time position with Entellus you will be paid semi-monthly at an annualized salary of $300,000 payable in accordance with the company’s standard payroll policies and subject to all withholdings reasonably determined by Entellus Medical to be required by law. You will also be eligible through the Entellus Medical bonus program to earn an annual (calendar year) incentive bonus which has a target of up to 35% of your base salary, based on a Board determination of the achievement of certain corporate and/or individual performance targets, to be determined by the Board on an annual basis. Your target bonus amount will be prorated for 2016. The bonus (if any) will be paid no later than March 15th of the calendar year following the applicable calendar. Because of your position, your compensation set forth in this offer letter is subject to Board approval.

You will also be eligible for a 6 month severance package in accordance with and subject to the requirements of our standard Vice President Plan. Further details will be provided on your start date, but if you wish to see those details prior to that time, let Debbie Kahl know.

You are also eligible for the benefit programs offered by Entellus Medical, subject to the eligibility rules of each plan, including medical, dental, life, disability, 401k, PTO, and paid holidays. All of this information will be reviewed with you during New Hire Orientation on your first day of employment but again, if you wish to see those details prior to that time, let Debbie Kahl know. Personal-Time-Off (PTO) will accrue monthly at a rate of 20 days per year.

Subject to Board approval, you will be granted a stock option to purchase 100,000 shares of Entellus common stock, pursuant to a separate Stock Option Agreement. The option will have an exercise price equal to the closing sale price of Entellus common stock on the grant date and a ten-year term. The option will vest over four years, with 25% of the underlying shares vesting on the one-year anniversary of the grant date and the remaining shares vesting in 36 monthly installments thereafter, subject to and conditioned on your continued employment with the company.

Enclosed you will find our standard Inventions Assignment, Confidentiality and Non-Competition Agreement which we ask you to review carefully with your attorney. This offer of employment is contingent on your assent to and execution of this Inventions Assignment, Confidentiality and Non-Competition Agreement. Please execute and return that Agreement to Debbie Kahl, Director of Human Resources, at your earliest convenience.

Our offer is also contingent upon the successful completion of a criminal background check. After accepting our offer, details will be sent to you on our background check process. If any adverse information is discovered through the background check process, Debbie will be in touch with you to discuss steps you will need to take.

Your employment with Entellus Medical will be for no specific time period and will be “at-will.” This means that you may terminate the employment relationship at any time for any reason, with or without prior notice, and that Entellus retains the same right. No contract of employment other than “at-will” is expressed or implied, either by this offer or by any oral or written statements made prior or after this offer.

If you accept this offer of employment, we request that you do not bring any confidential or proprietary information, customer lists, trade secrets, or any other former employer property with you when you come to work at Entellus Medical. We also ask that, if you have not already done so, you disclose to Entellus Medical any other agreements that may affect your eligibility to be employed by Entellus Medical or limit the manner in which you may be employed.

This written offer of employment sets forth the terms of your prospective employment with Entellus Medical and constitutes the entire understanding of the parties, supersedes all prior discussions, representations and understandings.

All of us at Entellus Medical look forward to you joining our team and the future contributions you will make to the organization.

Sincerely,

/s/ Robert S. White

Robert S. White

President & CEO

I accept Entellus Medical Inc.’s offer of employment and acknowledge the terms and conditions of employment.

Accepted by:	/s/ Brent A. Moen	Date:	May 6, 2016

Start date:	June 1, 2016